Exhibit 99.1

Air Lease Corporation Announces Second Quarter 2019 Results

Los Angeles, California, August 8, 2019 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and six months ended June 30, 2019.

• Revenues:

◦  $471 million for the three months ended June 30, 2019, an increase of 18.5%

◦  $937 million for the six months ended June 30, 2019, an increase of 20.3%

• Diluted earnings per share:

◦  $1.10 for the three months ended June 30, 2019, an increase of 5.8%

◦  $2.33 for the six months ended June 30, 2019, an increase of 14.2%

• Adjusted diluted earnings per share before income taxes:

◦  $1.51 for the three months ended June 30, 2019, an increase of 4.9%

◦  $3.18 for the six months ended June 30, 2019, an increase of 12.8%

• Margin:

◦  Pre-tax profit margin of 34.1% for the three months ended June 30, 2019

◦  Adjusted pre-tax profit margin of 36.2% for the three months ended June 30, 2019

• Return on common equity:

◦  Pre-tax return on common equity of 14.6% for the trailing twelve months ended June 30, 2019

◦  Adjusted pre-tax return on common equity of 15.7% for the trailing twelve months ended June 30, 2019

Highlights

• Took delivery of 16 aircraft from our order book and one aircraft from the secondary market during the quarter, representing approximately $1.6 billion in aircraft investments, ending the quarter with an operating portfolio net book value of $17.8 billion with a weighted average age of 3.7 years and a weighted average lease term remaining of 7.2 years.

• Placed 97% of our order book on long-term leases for aircraft delivering through 2020 and 77% through 2021.

• Ended the quarter with $28.7 billion in committed minimum future rental payments consisting of $13.5 billion in contracted minimum rental payments on the aircraft in our existing fleet and $15.2 billion in minimum future rental payments related to aircraft on order.

• Issued approximately $1.1 billion in aggregate principal amount of Medium-Term Notes comprised of (i) $750.0 million due 2026 at a fixed rate of 3.75% and (ii) $300.0 million due 2021 that bear interest at a floating rate of three-month LIBOR plus 0.67%.

• In June 2019, we entered into memorandums of understanding ("MOU") with Airbus to launch the A321 XLR aircraft and to order the A220 aircraft. Through these MOUs, we have the right to purchase 27 A321 XLR aircraft, 23 A321neo aircraft and 50 A220 aircraft, and we have options for an additional 25 A220 aircraft. In addition, we entered into an MOU with Boeing to convert existing purchase orders of 15 737 MAX aircraft to five 787-9 aircraft.

• Declared a quarterly cash dividend of $0.13 per share on our outstanding Class A common stock on August 8, 2019. The dividend will be paid on October 4, 2019 to holders of record of our Class A common stock as of September 15, 2019.

“During the first half of the year we have focused on growing our portfolio, which resulted in a 20% increase in our revenues, despite continued delays from Boeing and Airbus. ALC performance remains strong, with a 34% pre-tax profit margin and 15% pre-tax return on common equity reported in the second quarter. Our industry outlook remains positive, as seen through our robust placement activity and recent orders at the Paris Air Show,” said John L. Plueger, Chief Executive Officer and President.

“ALC eclipsed $20 billion in total assets during the second quarter, and I am also excited to report that in July we delivered the 300th aircraft in our fleet.  Our asset base has doubled in just five years, and looking forward we remain very positive on our strong growth outlook,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

The following table summarizes our operating results for the three and six months ended June 30, 2019 and 2018 (in thousands, except per share amounts and percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$change	% change	2019	2018	$change	% change
Revenues	$471,395	$397,814	$73,581	18.5%	$937,446	$779,023	$158,423	20.3%
Income before taxes	$160,536	$147,409	$13,127	8.9%	$335,480	$288,728	$46,752	16.2%
Net income available to common stockholders	$124,034	$115,211	$8,823	7.7%	$262,128	$225,862	$36,266	16.1%
Adjusted net income before income taxes(1)	$170,840	$160,304	$10,536	6.6%	$358,498	$313,077	$45,421	14.5%
Diluted earnings per share	$1.10	$1.04	$0.06	5.8%	$2.33	$2.04	$0.29	14.2%
Adjusted diluted earnings per share before income taxes(1)	$1.51	$1.44	$0.07	4.9%	$3.18	$2.82	$0.36	12.8%

(1)

Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted earnings per share before income taxes and a reconciliation to their most comparable GAAP financial measures.

Flight Equipment Portfolio

Our owned fleet grew by 13.0% to a net book value of $17.8 billion as of June 30, 2019 compared to $15.7 billion as of December 31, 2018.  As of June 30, 2019, our fleet was comprised of 297 owned aircraft, with a weighted-average age and remaining lease term of 3.7 years and 7.2 years, respectively, and 64 managed aircraft.  We have a globally diversified customer base of 100 airlines in 57 countries.

During the quarter ended June 30, 2019, we took delivery of 16 aircraft from our order book and one aircraft from the secondary market ending the quarter with 297 owned aircraft in our operating lease portfolio.

In June 2019, we entered into MOUs with Airbus to launch the A321 XLR aircraft and to order the A220 aircraft. Through these MOUs, we have the right to purchase 27 A321 XLR aircraft, 23 A321neo aircraft and 50 A220 aircraft, and we have options for an additional 25 A220 aircraft. In addition, we entered into an  MOU with Boeing to convert existing purchase orders of 15 737 MAX aircraft to five 787-9 aircraft.

The following table summarizes the key portfolio metrics of our fleet as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Aggregate fleet net book value	$17.8 billion	$15.7 billion
Weighted-average fleet age(1)	3.7 years	3.8 years
Weighted-average remaining lease term(1)	7.2 years	6.8 years

Owned fleet	297	275
Managed fleet	64	61
Aircraft on order(2)	343	372
Aircraft purchase options(3)	50	50
Total	754	758

Current fleet contracted rentals	$13.5 billion	$11.8 billion
Committed fleet rentals	$15.2 billion	$13.9 billion
Total committed rentals	$28.7 billion	$25.7 billion

(1)	Weighted-average fleet age and remaining lease term calculated based on net book value.
(2)

Excluded from the table above are MOUs with Airbus, signed in June 2019, to launch the A321 XLR aircraft and to order the A220 aircraft. Through these MOUs, we have the right to purchase 27 A321 XLR aircraft, 23 A321neo aircraft and 50 A220 aircraft and we have options for an additional 25 A220 aircraft. Also excluded from the table above is an  MOU with Boeing, signed in June 2019, to convert existing purchase orders of 15 737 MAX aircraft to five 787-9 aircraft.

(3)

As of June 30, 2019, we had options to acquire up to five Airbus A350-1000 aircraft and 45 Boeing 737-8 MAX aircraft, which does not include options to purchase an additional 25 Airbus A220-300 aircraft pursuant to a MOU executed in June 2019.  As of December 31, 2018, we had options to acquire up to five Airbus A350-1000 aircraft and 45 Boeing 737-8 MAX aircraft.

The following table details the region concentration of our owned fleet:

	June 30, 2019	December 31, 2018
Region	% of Net Book Value	% of Net Book Value
Europe	28.7%	29.9%
Asia (excluding China)	24.2%	24.5%
China	17.3%	17.0%
The Middle East and Africa	12.5%	12.4%
Central America, South America and Mexico	7.2%	6.9%
Pacific, Australia and New Zealand	5.4%	4.5%
U.S. and Canada	4.7%	4.8%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	June 30, 2019		December 31, 2018
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.4%
Airbus A320-200	33	11.1%	35	12.7%
Airbus A320-200neo	9	3.0%	6	2.2%
Airbus A321-200	34	11.6%	34	12.4%
Airbus A321-200neo	23	7.7%	14	5.1%
Airbus A330-200	14	4.7%	15	5.4%
Airbus A330-300	6	2.0%	5	1.8%
Airbus A330-900neo	5	1.7%	1	0.4%
Airbus A350-900	9	3.0%	6	2.2%
Boeing 737-700	4	1.4%	4	1.4%
Boeing 737-800	96	32.3%	98	35.6%
Boeing 737-8 MAX	15	5.1%	14	5.1%
Boeing 767-300ER	1	0.3%	1	0.4%
Boeing 777-200ER	1	0.3%	1	0.4%
Boeing 777-300ER	24	8.1%	24	8.7%
Boeing 787-9	21	7.1%	15	5.4%
Embraer E190	1	0.3%	1	0.4%
Total(1)	297	100.0%	275	100.0%

(1)	As of June 30, 2019 and December 31, 2018, we had three aircraft held for sale and six aircraft held for sale, respectively.

Debt Financing Activities

We ended the second quarter of 2019 with total debt financing, net of discounts and issuance costs, of $12.9 billion, resulting in a debt to equity ratio of 2.43:1.

Our debt financing was comprised of unsecured debt of $12.6 billion and such unsecured debt represented 96.6% of our debt portfolio as of June 30, 2019 as compared to 96.5% as of December 31, 2018.  Our fixed rate debt represented 82.1% of our debt portfolio as of June 30, 2019 as compared to 86.4% as of December 31, 2018.  Our composite cost of funds increased to 3.49% as of June 30, 2019 as compared to 3.46% as of December 31, 2018.

During the three months ended June 30, 2019, we issued approximately $1.1 billion in aggregate principal amount of Medium-Term Notes comprised of (i) $750.0 million due 2026 at a fixed rate of 3.75% and (ii) $300.0 million due 2021 that bear interest at a floating rate of three-month LIBOR plus 0.67%.

Our debt financing was comprised of the following at June 30, 2019 and December 31, 2018 (dollars in thousands):

	June 30, 2019	December 31, 2018
Unsecured
Senior notes	$10,950,000	$10,043,445
Revolving credit facilities	801,000	602,000
Term financings	800,250	607,340
Total unsecured debt financing	12,551,250	11,252,785
Secured
Term financings	411,343	371,203
Export credit financing	34,938	38,265
Total secured debt financing	446,281	409,468

Total debt financing	12,997,531	11,662,253
Less: Debt discounts and issuance costs	(138,287)	(123,348)
Debt financing, net of discounts and issuance costs	$12,859,244	$11,538,905
Selected interest rates and ratios:
Composite interest rate(1)	3.49%	3.46%
Composite interest rate on fixed-rate debt(1)	3.49%	3.42%
Percentage of total debt at fixed-rate	82.07%	86.41%

(1)	This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on August 8, 2019 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2019.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 4472126.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on August 8, 2019 until 7:30 PM ET on August 8, 2019. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 4472126.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC's website at www.airleasecorp.com.

Contact

Investors:
Mary Liz DePalma Assistant Vice President, Investor Relations Email: investors@airleasecorp.com

Jason Arnold Assistant Vice President, Finance Email: investors@airleasecorp.com

Media:
Laura Woeste Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

• our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

• our inability to obtain refinancing prior to the time our debt matures;

• our inability to make acquisitions of, or lease, aircraft on favorable terms;

• our inability to sell aircraft on favorable terms or to predict the timing of such sales;

• impaired financial condition and liquidity of our lessees;

• changes in overall demand for commercial aircraft leasing and aircraft management services;

• deterioration of economic conditions in the commercial aviation industry generally;

• potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;

• increased maintenance, operating or other expenses or changes in the timing thereof;

• changes in the regulatory environment, including tariffs and other restrictions on trade;

• our inability to effectively oversee our managed fleet;

• the failure of any manufacturer to meet its contractual aircraft delivery obligations to us, resulting in our inability to deliver the aircraft to our lessees, including or as a result of technical or other difficulties with aircraft before or after delivery; and

• the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2018, "Part II - Item 1A. Risk Factors," in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Cash and cash equivalents	$264,058	$300,127
Restricted cash	24,044	22,871
Flight equipment subject to operating leases	20,306,921	17,985,324
Less accumulated depreciation	(2,554,720)	(2,278,214)
	17,752,201	15,707,110
Deposits on flight equipment purchases	1,694,765	1,809,260
Other assets	749,280	642,440
Total assets	$20,484,348	$18,481,808
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$453,536	$382,132
Debt financing, net of discounts and issuance costs	12,859,244	11,538,905
Security deposits and maintenance reserves on flight equipment leases	1,035,754	990,578
Rentals received in advance	124,142	119,526
Deferred tax liability	711,788	643,767
Total liabilities	$15,184,464	$13,674,908
Shareholders’ Equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (aggregate liquidation preference of $250,000) issued and outstanding at June 30, 2019 and no shares issued or outstanding at December 31, 2018	100	—
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,666,126 and 110,949,850 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,117	1,110
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,733,948	2,474,238
Retained earnings	2,564,719	2,331,552
Total shareholders’ equity	$5,299,884	$4,806,900
Total liabilities and shareholders’ equity	$20,484,348	$18,481,808

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)
Revenues
Rental of flight equipment	$463,870	$393,479	$919,609	$771,341
Aircraft sales, trading and other	7,525	4,335	17,837	7,682
Total revenues	471,395	397,814	937,446	779,023

Expenses
Interest	96,824	73,452	186,044	142,395
Amortization of debt discounts and issuance costs	8,712	8,010	17,252	16,032
Interest expense	105,536	81,462	203,296	158,427

Depreciation of flight equipment	171,689	142,600	331,160	278,734
Selling, general and administrative	27,771	21,458	57,473	44,817
Stock-based compensation	5,863	4,885	10,037	8,317
Total expenses	310,859	250,405	601,966	490,295

Income before taxes	160,536	147,409	335,480	288,728
Income tax expense	(32,231)	(32,198)	(69,081)	(62,866)
Net income	$128,305	$115,211	$266,399	$225,862
Preferred stock dividends	(4,271)	—	(4,271)	—
Net income available to common stockholders	$124,034	$115,211	$262,128	$225,862

Earnings per share of Class A and B common stock
Basic	$1.11	$1.11	$2.36	$2.17
Diluted	$1.10	$1.04	$2.33	$2.04
Weighted-average shares outstanding
Basic	111,371,790	104,003,960	111,196,011	103,876,647
Diluted	112,807,023	112,424,582	112,598,623	112,326,506

Other financial data
Pre-tax profit margin	34.1%	37.1%	35.8%	37.1%
Adjusted net income before income taxes(1)	$170,840	$160,304	$358,498	$313,077
Adjusted pre-tax profit margin(1)	36.2%	40.3%	38.2%	40.2%
Adjusted diluted earnings per share before income taxes(1)	$1.51	$1.44	$3.18	$2.82
Pre-tax return on common equity (trailing twelve months)	14.6%	15.4%	14.6%	15.4%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	15.7%	16.7%	15.7%	16.7%

(1)Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes plus assumed conversions divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance.  Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results.  Adjusted

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs.  In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin:
Net income available to common stockholders	124,034	115,211	262,128	225,862
Amortization of debt discounts and issuance costs	8,712	8,010	17,252	16,032
Stock-based compensation	5,863	4,885	10,037	8,317
Provision for income taxes	32,231	32,198	69,081	62,866
Adjusted net income before income taxes	$170,840	$160,304	$358,498	$313,077
Total revenues	$471,395	$397,814	$937,446	$779,023
Adjusted pre-tax profit margin(1)	36.2%	40.3%	38.2%	40.2%

(1)  Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

The following table shows the reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes:
Net income available to common stockholders	124,034	115,211	262,128	225,862
Amortization of debt discounts and issuance costs	8,712	8,010	17,252	16,032
Stock-based compensation	5,863	4,885	10,037	8,317
Provision for income taxes	32,231	32,198	69,081	62,866
Adjusted net income before income taxes	$170,840	$160,304	$358,498	$313,077
Assumed conversion of convertible senior notes	—	1,735	—	3,474
Adjusted net income before income taxes plus assumed conversions	$170,840	$162,039	$358,498	$316,551
Weighted-average diluted common shares outstanding	112,807,023	112,424,582	112,598,623	112,326,506
Adjusted diluted earnings per share before income taxes	$1.51	$1.44	$3.18	$2.82

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended June 30,
	2019	2018
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity:
Net income available to common stockholders	547,101	796,152
Amortization of debt discounts and issuance costs	33,926	30,057
Stock-based compensation	19,198	19,044
Provision for income taxes	135,518	(187,641)
Adjusted net income before income taxes	$735,743	$657,612

Common shareholders' equity as of the beginning of the period	$4,337,842	$3,558,204
Common shareholders' equity as of the end of the period	$5,049,884	$4,337,842
Average common shareholders' equity	$4,693,863	$3,948,023

Adjusted pre-tax return on common equity	15.7%	16.7%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2019	2018
	(unaudited)
Operating Activities
Net income	$266,399	$225,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	331,160	278,734
Stock-based compensation	10,037	8,317
Deferred taxes	69,081	62,866
Amortization of debt discounts and issuance costs	17,252	16,032
Amortization of prepaid lease costs	14,851	14,610
Gain on aircraft sales, trading and other activity	(14,924)	(2,185)
Changes in operating assets and liabilities:
Other assets	(127,442)	(47,313)
Accrued interest and other payables	85,218	23,737
Rentals received in advance	4,616	7,331
Net cash provided by operating activities	656,248	587,991
Investing Activities
Acquisition of flight equipment under operating lease	(1,962,211)	(1,402,374)
Payments for deposits on flight equipment purchases	(448,653)	(360,440)
Proceeds from aircraft sales, trading and other activity	249,764	250
Acquisition of aircraft furnishings, equipment and other assets	(175,926)	(141,125)
Net cash used in investing activities	(2,337,026)	(1,903,689)
Financing Activities
Issuance of common stock upon exercise of options	11,236	4,128
Cash dividends paid on Class A common stock	(28,866)	(20,757)
Preferred dividends paid	(4,271)	—
Tax withholdings on stock-based compensation	(3,587)	(7,141)
Net change in unsecured revolving facility	199,000	109,000
Proceeds from debt financings	2,032,137	1,738,665
Payments in reduction of debt financings	(920,723)	(594,706)
Net proceeds from preferred stock issuance	242,130	—
Debt issuance costs	(7,327)	(5,301)
Security deposits and maintenance reserve receipts	142,685	109,007
Security deposits and maintenance reserve disbursements	(16,532)	(44,421)
Net cash provided by financing activities	1,645,882	1,288,474
Net decrease in cash	(34,896)	(27,224)
Cash, cash equivalents and restricted cash at beginning of period	322,998	308,282
Cash, cash equivalents and restricted cash at end of period	$288,102	$281,058
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $31,602 and $25,692 at June 30, 2019 and 2018, respectively	$210,808	$149,077
Cash paid for income taxes	$3,291	$555
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$711,432	$451,048
Cash dividends declared on Class A common stock, not yet paid	$14,516	$10,399